EXHIBIT 99.3

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             IRT PROPERTY COMPANY ISSUES $25 MILLION IN SENIOR NOTES

     ATLANTA--(January 23, 2002)-- IRT Property Company (NYSE: IRT) today announced the sale of $25 million of 7.84% senior unsecured notes due January 23, 2012, with Wachovia Securities acting as placement agent. Interest on the notes will be payable semi-annually on January 23 and July 23. Proceeds from the offering will be used to redeem the Company's convertible subordinated debentures due August 2003 and to prepay a 9.6% secured borrowing.

     Commenting on the announcement, James G. Levy, Executive Vice President and Chief Financial Officer of IRT, said, "We are pleased to be able to secure long-term financing at attractive rates. With the redemption of our convertible debentures occurring later this week, we believe this financing will further enhance our balance sheet and continue to provide adequate flexibility on our credit facility to pursue additional opportunities as they become available."

     A self-administered equity real estate investment trust, IRT specializes in Southeastern United States shopping centers. Anchor tenants include Publix, Kroger, Harris Teeter, Wal-Mart, Kmart and other popular national and regional chain stores. The portfolio of 90 shopping center investments includes approximately 9.6 million square feet of retail space.

     In addition to historical information, this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company's annual report on Form 10-K for the year ended December 31, 2000 under "Special Cautionary Notice Regarding Forward Looking Statements" and "Risk Factors," and otherwise in the Company's SEC reports and filings.